EXHIBIT 99.1

PRESS RELEASE

PACIFICARE HEALTH SYSTEMS ANNOUNCES NEW PRICING TERMS
OF TENDER OFFER FOR 7% SENIOR NOTES

SANTA ANA, CA, JULY 6, 2001 — On July 6, 2001, PacifiCare Health Systems, Inc. (the “Company”) (NASDAQ: PHSY) announced the new pricing terms for its cash tender offer for all of the outstanding $100 million of 7% Senior Notes due 2003 (the “Notes”) of PacifiCare Health Plan Administrators, Inc., a wholly-owned subsidiary of the Company, made pursuant to its Offer to Purchase and Consent Solicitation Statement dated June 1, 2001 (the “Offer to Purchase”).

The total consideration, determined according to a previously announced pricing formula, is $1,046.00 per $1,000 principal amount, plus accrued interest. This amount includes a consent fee of $30 per $1,000 principal amount, payable to those holders who validly tendered prior to 5:00 p.m., New York time, on June 14, 2001 (the “Consent Time”).

Previously, the Company announced that at the Consent Time it had received the noteholder consents required to enable the elimination of substantially all restrictive covenants and certain events of default provisions in the indenture governing the Notes. In addition, the Company previously extended the tender offer for the Notes, which is currently set to expire at 12:00 noon, New York City time, on July 23, 2001 (the “Expiration Time”), unless further extended or terminated. For Notes tendered after the Consent Time and prior to the Expiration Time, the tender offer consideration will be $1,016.00 per $1,000 principal amount, plus accrued interest to the settlement date of the tender offer.

If the tender offer is again extended for a period longer than ten business days from the current Expiration Time, the Company will establish a new price determination date, which will be at least ten business days prior to the new expiration time, and the pricing terms and consideration may change.

The tender offer is subject to a number of conditions which are set forth in the Offer to Purchase, including without limitation:

•	holders of the Notes having validly tendered (and not withdrawn) by the Expiration Time, Notes representing not less than a majority in aggregate principal amount of the Notes, and

•	the Company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Company.

Morgan Stanley is acting as the Dealer Manager and Solicitation Agent in connection with the tender offer and can be reached at (877) 445-0397. Requests for assistance or additional copies of the tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (800) 223-2064.

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This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer and the consent solicitation are made solely by the Offer to Purchase.

Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies with approximately $12 billion in annual revenues. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam, serving approximately 3.7 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. In particular, the Company may not be able to satisfy the conditions of the tender offer, which include holders of the Notes having validly tendered (and not withdrawn) not less than a majority in aggregate principal amount of the Notes by the Expiration Time, and the Company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Company. In addition, if the tender offer is again extended, a new price determination date may be established, and the pricing terms and consideration for the tender offer may change. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do occur, what impact they will have on its results of operations and financial condition.

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CONTACT:

Suzanne Shirley
Investor Relations
(714) 825-5491

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